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                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]









                                                               February 14, 2001


                            Time Warner Telecom Inc.
                          10 1/8% Senior Notes Due 2011
                                 Exchange Offer


Ladies and Gentlemen:

         We have acted as counsel for Time Warner Telecom Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, amended (the "Securities Act"), relating to the proposed issuance, in exchange (the "Exchange Offer") for up to $400,000,000 aggregate principal amount of the Company's 10 1/8% Senior Notes Due 2011 (the "Old Notes"), of a like principal amount of the Company's 10 1/8% Senior Notes Due 2011 (the "New Notes"). The New Notes are to be issued pursuant to the indenture dated as of January 29, 2001 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.
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         Based on the foregoing, we are of opinion as follows:

         1. The Indenture has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery of the Indenture by the Trustee, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

         2. The New Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Exchange Offer, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 2, we have assumed that the form of the New Notes will conform to that included in the Indenture.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                                Very truly yours,

                                                /s/ Cravath, Swaine & Moore
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Time Warner Telecom Inc.
    10475 Park Meadow Drive
        Littleton, CO  80124

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